
No 3 N DR
No 3 N RSE
NOT SURVEYED
REF LINE 2+00W
REF LINE 3+00W
REF LINE 4+00W
No 2 N DR
No 2 S DR
No 1 N DR
No 1 S DR
75 X CUT
SUMP
DECLINE
No 3 SE DR
No 3 SE RSE
No 3 S DR
No 3 S RSE
LEGEND
FACE SAMPLE
METRES
FEET
GOLD PICK MINES INC.
BANNOCKBURN GOLD PROPERTY
MADOC TOWNSHIP, HASTINGS COUNTY
SOUTHERN ONTARIO MINING DIVISION
PLAN OF 75' LEVEL SHOWING DRILL INTERCEPTS AND ASSAY
AFTER T.F. SCHORN, 1998.
SEPTEMBER 2002
FIGURE 7